Exhibit 99.1

Ocugen, Inc. Announces Binding Term Sheet with Roots Pharmaceutical to License OCU400 Modifier Gene Therapy for Retinitis Pigmentosa in the Middle East and North Africa

•	Cumulative sales milestones up to $255 million and modest upfront/near-term development milestones

•	Royalties equaling 22% of net sales

•	Ocugen to manufacture and supply OCU400

MALVERN, Pa., July 13, 2026 (GLOBE NEWSWIRE) -- Ocugen, Inc. (“Ocugen” or the “Company”) (NASDAQ: OCGN), a pioneering biotechnology leader in gene therapies for blindness diseases, today announced the signing of a binding term sheet to negotiate and enter into a license agreement with Roots Pharmaceutical, and its strategic partner Al-Dhow International Holding, for the exclusive rights to OCU400, Ocugen's novel modifier gene therapy for Retinitis Pigmentosa (RP), in the Middle East and North Africa (MENA) region.

Pursuant to the term sheet, under the license agreement, Ocugen is expected to receive upfront license fees and near-term development milestone payments totaling up to $4 million. The Company would be entitled to sales milestone payments up to $255 million, in addition to a 22% royalty on net sales of OCU400 generated by Ocugen's partner. Additionally, Ocugen would manufacture commercial supply of OCU400 under the terms of a related supply agreement.

RP is a leading cause of inherited vision loss globally, with notable prevalence across the MENA region, underscoring the significant unmet need OCU400 is positioned to address through this partnership.

"This step forward represents an important milestone in our effort to advance OCU400 regional partnership strategy," said Dr. Shankar Musunuri, Chairman, CEO, and Co-founder of Ocugen. "By partnering with an established leader with strong reach across the Middle East and North Africa, we are expanding our ability to bring this one-time potential treatment for life to a region where RP is highly prevalent with a significant unmet medical need where patients are desperately looking for rescue from blindness. This agreement underscores the momentum behind OCU400 and our continued commitment to patients."

“Bringing innovative gene therapies to patients across the MENA region is a strategic imperative for Roots Pharmaceutical and its strategic partner Al-Dhow International Holding,” said Dr. Islam Zayed, CEO & Co founder of Roots Pharmaceutical. Dr. Zayed emphasized that “ OCU400 built on our legacy of bringing Rare Disease therapies to patients in MENA and enables our combined teams to decrease disease burden in the region. Importantly, Roots is dedicated to bringing OCU400 to patients with Retinitis Pigmentosa and creating a new treatment paradigm. We are excited to partner with the Ocugen team.”

Additional details will be available once the definitive agreement between the parties is executed, which is expected to occur within the next 90 days.

Ocugen continues to advance OCU400 through its Phase 3 liMeliGhT clinical development with a topline readout expected in 1Q 2027 and BLA submission to follow.

About Ocugen, Inc.

Ocugen, Inc. is a pioneering biotechnology leader in gene therapies for blindness diseases. Our breakthrough modifier gene therapy platform has the potential to address significant unmet medical need for large patient populations through our gene-agnostic approach. Unlike traditional gene therapies and gene editing, Ocugen’s modifier gene therapies address the entire disease—complex diseases that are potentially caused by imbalances in multiple gene networks. Currently we have programs in development for inherited retinal diseases and blindness diseases affecting millions across the globe, including retinitis pigmentosa, Stargardt disease, and geographic atrophy—late-stage dry age-related macular degeneration. Discover more at www.ocugen.com and follow us on X and LinkedIn.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the terms of the definitive license and supply agreement with Roots Pharmaceutical, the timing of entering into such definitive agreement or whether such definitive agreement will be executed at all, the anticipated benefits to Ocugen of such definitive agreement, qualitative assessments of available data, potential benefits, expectations for ongoing clinical trials, anticipated regulatory filings and anticipated development timelines, which are subject to risks and uncertainties. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks, and uncertainties that may cause actual events or results to differ materially from our current expectations, including, but not limited to, the risks that the definitive license and supply agreement with Roots Pharmaceutical will be delayed or not executed at all, or that, if executed, it will not be on terms described above, the risk that such definitive agreement, if executed, will not lead to the currently anticipated benefits to Ocugen, the risks that preliminary, interim and top-line clinical trial results may not be indicative of, and may differ from, final clinical data; that unfavorable new clinical trial data may emerge in ongoing clinical trials or through further analyses of existing clinical trial data; that earlier non-clinical and clinical data and testing may not be predictive of the results or success of later clinical trials; and that that clinical trial data are subject to differing interpretations and assessments, including by regulatory authorities. These and other risks and uncertainties are more fully described in our periodic filings with the Securities and Exchange Commission (SEC), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. Except as required by law, we assume no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events, or otherwise, after the date of this press release.

Investor Contact:
Candice Masse
astr partners
candice.masse@astrpartners.com